SECURITIES PURCHASE AGREEMENT

        THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of the 7th day of March, 2008, by and among China Yida Holding, Co., a Delaware corporation, with an address at RM 1302-3 13/F, Crocodile House II, 55 Connaught Road Central, Hong Kong (the “Company”), and the Investors set forth on the signature pages affixed hereto (each an “Investor” and collectively the “Investors”).

Recitals:

A.           The Company and the Investors are executing and delivering this Agreement in connection with an offering of securities of the Company (the “Offering”) in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and

B.           The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, units of securities of the Company aggregating up to a maximum of $14,000,000 (the “Units”), each Unit to consist of:

(i)           one (1) share of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”); and

(ii)           a Class A Warrant, in substantially the form attached hereto as Exhibit A, to purchase that number of shares of the Company’s Common Stock equal to fifty (50%) percent of the principal dollar amount of the Units purchased, divided by the Unit Purchase Price (rounded to the nearest whole share), at an exercise price of $1.25 per share;

C.           The purchase price shall be $1.05 per Unit (the “Unit Purchase Price”); and

D.           Pursuant to its terms an aggregate of up to 13,333,333 Units, consisting of (i) 13,333,333 shares of Common Stock (post-Reverse Split), and (ii) Class A Warrants to purchase 6,666,667 shares of Common Stock (post-Reverse Split) may be sold in this Offering; and

E.           Contemporaneous with the sale of the Shares and the Class A Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the 1933 Act, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Amendment” means an amendment to the Company’s Certificate of Incorporation which has the effect of (a) changing the Company’s name from “Intelisys Aviation Systems of America Inc.” to “China Yida Holding, Co.”; and (ii) implementing the Reverse Split.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Class A Warrants” means the warrants to purchase shares of Common Stock to be included in the Units purchased in connection with the Offering.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and any securities into which the common stock may be reclassified.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CYHC Shareholder” means Chen Minhua.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

          “Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Escrow Agent” means Anslow & Jaclin, LLP.

“Escrow Agreement” means the Escrow Agreement the Company, Pope, as Investor Agent, and the Escrow Agent will enter into at the Closing, in substantially the form attached hereto as Exhibit C.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Lock-Up Agreement” means the Lock-Up Agreement the Company and the Majority Stockholders will enter into at the Closing, in substantially the form attached hereto as Exhibit D.

“Majority Stockholders” means Chen Minhua and Fan Yanling.

“Make Good Agreement” means the Make Good Agreement the Company, the CYHC Shareholder and Pope, as Investor Agent, will enter into at the Closing, in substantially the form attached hereto as Exhibit E.

“Make Good Escrow Agreement” means the Make Good Agreement the Company, the CYHC Shareholder, Pope, as Investor Agent, and the Transfer Agent will enter into at the Closing, in substantially the form attached hereto as Exhibit F.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Pope” means Pope Investments II LLC, a Delaware limited liability company.

“Purchase Price” means up to a maximum of $14,000,000.

                “Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Reverse Split” means a 1-for-10 reverse split of the Common Stock of the Company that does not alter the number of shares of Common Stock the Company is authorized to issue or the par value per share of the Company’s Common Stock.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Units, the Shares, the Class A Warrants and the Warrant Shares.

“Shares” means the shares of Common Stock included in the Units and to be purchased in connection with the Offering.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Class A Warrants, the Registration Rights Agreement, the Escrow Agreement, the Lock-Up Agreement, the Make Good Agreement and the Make Good Escrow Agreement, and certain other papers, agreements, documents, instruments and certificates necessary to carry out the purposes thereof.

“Transfer Agent” means American Stock Transfer & Trust Company, the Company’s transfer agent.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Class A Warrants, giving effect to the Reverse Split.

“1933 Act” has the meaning set forth in the Recitals above.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.           Purchase and Sale of the Units.

2.1           Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date, the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investors, Units of the securities consisting of the Shares and the Class A Warrants in the respective amounts set forth opposite the Investors’ names on the signature pages attached hereto in exchange for payment of each Investor’s pro rata share of the Purchase Price as specified in Section 3 below; provided, however, that not more than $14,000,000 of Units, in the aggregate, shall be purchased in this Offering.

          2.2           Call Options on Class A Warrants.

(a)           The Company covenants to the Investors that the Adjusted EPS (as defined below) for the fiscal year ending December 31, 2008 (“FY08 Adjusted EPS”) of the Company will be greater than or equal to $0.22 per share (the “FY08 Performance Threshold”), as determined pursuant to Section 2(d) of the Make Good Agreement.  Pursuant to Section 2(e) of the Make Good Agreement, the Company shall (i) provide the Investors with its audited financial statements (the “FY08 Financial Statements”) for the fiscal year ended December 31, 2008 (“FY08”) on or before March 31, 2009 (the “Evaluation Date”), and (ii) concurrently with the release of the FY08 Financial Statements to the Investors, the Company shall (A)  provide to the Investors a written certification  as to the amount of the Adjusted EPS for FY08 and whether the FY08 Performance Threshold, as adjusted, has been met (the “EPS Certification”), and (B) the Company shall make such FY08 Financial Statements and EPS Certification publicly available (as part of an Annual Report on Form 10-KSB or on a Current Report on Form 8-K, or otherwise).  In the event that the Company attains the FY08 Performance Threshold, it shall have the right, but not the obligation, to include with the EPS Certification provided to the Investors (i) a written notice (the “Call Notice”) that it is exercising its option to call fifty (50%) percent of the Class A Warrants originally issued to the Investors (the “Callable Warrants”), at a redemption price equal to $0.001 per share (the “Redemption Price”) of Common Stock then purchasable pursuant to such Class A Warrants, and (ii) a check to each Investor in the amount of the aggregate Redemption Price for the applicable number of Class A Warrants to be redeemed from such Investor; provided, however, that the Company may only call all, but  not less than all, of the Callable Warrants.  Upon receipt of a Call Notice, assuming the Company has in fact attained the FY08 Performance Threshold, each Investor shall return fifty (50%) percent of the Class A Warrants he, she or it purchased hereunder to the Company within ten (10) business days.  With regard to the foregoing, between the six-month anniversary of the Closing Date and the Evaluation Date, each Investor shall have the right to exercise only up to fifty (50%) percent of the Class A Warrants he, she or it has purchased hereunder.  In the event that the Company does not meet the FY08 Performance Threshold, or, if no Call Notice is included with the EPS Certification, each Investor shall have the right to exercise the remaining fifty (50%) percent of the Class A Warrants he, she or it has purchased hereunder at any time prior to the Expiration Date.  For the purpose of this Section 2.2, “Adjusted EPS” means the net income (or loss) of the Company and its subsidiaries for such period, determined on a consolidated basis divided by 67,833,333 shares; provided, however, that the Adjusted EPS for such period will be increased by any cash charges related to the Offering and non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants charged to the Company’s results of operation, if any).

(b)           In the event that the Company attains consolidated net income for the fiscal year ended December 31, 2010 greater than or equal to $39,000,000, as set forth in the audited financial statements of the Company for the period ending December 31, 2010, (excluding non-cash, one-time gains, acceptable to Investors), it shall have the right, but not the obligation, upon thirty (30) days prior written notice (“Notice Period”) given to the Investors, to call one hundred (100%) percent of the Class A Warrants issued to each Investor at a redemption price equal to $0.001 per share of Common Stock then purchasable pursuant to such Class A Warrants, to the extent that such number of Class A Warrants have not been previously exercised by any Investor; provided that (i) the Company simultaneously calls all of the remaining Class A Warrants sold hereunder on the same terms, (ii) all of the shares of Common Stock issuable under the Class A Warrants either (A) are registered pursuant to an effective Registration Statement (as defined in the Registration Rights Agreement) which has not been suspended and for which no stop order is in effect, and pursuant to which the Investor is able to sell such shares of Common Stock at all times during the Notice Period, or (B) no longer constitute Registrable Securities (as defined in the Registration Rights Agreement), and (iii) the Class A Warrants are fully exercisable for the full amount of Warrant Shares covered thereby.  Notwithstanding any such notice by the Company, each Investor shall have the right to exercise all, but  not less than all, of his, her, or its Class A Warrants prior to the end of the Notice Period.

2.3           Appointment of Investor Agent.

(a)           The Investors hereby irrevocably appoint Pope as their agent (the “Investor Agent”) for the purposes specified in this Agreement.  Without prior notice to any Investor, the Investor Agent shall have full, exclusive and irrevocable authority on behalf of each of the Investors to (i) execute and deliver the Escrow Agreement, Make Good Agreement and Make Good Escrow Agreement and (ii) perform the services set forth in the Escrow Agreement, Make Good Agreement and Make Good Escrow Agreement.  The foregoing authorization is granted and conferred by the Investors in consideration of the grant of such authorization by each of the other Investors and in consideration of the agreements and covenants of the Company contained herein. In consideration of, and except as provided by, the foregoing, this authorization granted to the Investor Agent shall be absolute and unconditional and shall only be terminated by upon thirty (30) days prior written notice to the Company by Investors holding greater than fifty (50%) percent of the Shares, such notice to include the name of a replacement agent reasonably acceptable the Company.

(b)           The Investors hereby covenant and agree, jointly and severally, to reimburse, indemnify and hold the Investor Agent harmless from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) which, without gross negligence or willful misconduct on the part of Investor Agent, may be paid, incurred or suffered by the Investor Agent in its capacity as Investor Agent, or to which the Investor Agent may become subject, arising out of or incident to its actions taken as Investor Agent, or any agreement, document or instrument executed in connection therewith, or the administration of the Investor Agent’s duties under or pursuant to the Escrow Agreement, Make Good Agreement or Make Good Escrow Agreement, or as a result of the Investor Agent defending itself against any claim or liability resulting from the Investor Agent’s actions as Investor Agent.  This Section 2.3(b) shall survive the termination of this Agreement, the Escrow Agreement, the Make Good Agreement and the Make Good Escrow Agreement.

3.           Closing.  Each Investor shall deliver, or cause to be delivered, their pro rata share of the Purchase Price to the Escrow Agent, in immediately available funds, to be held and disbursed by the Escrow Agent as provided in the Escrow Agreement.  The Escrow Agent shall promptly notify the Company of its receipt of the aggregate Unit Purchase Price from any Investor and shall deposit such amount in an interest bearing account, as further set forth in the Escrow Agreement.

The Company shall deliver certificates representing the appropriate number of Shares and Class A Warrants to the Escrow Agent to be held and disbursed by the Escrow Agent as provided in the Escrow Agreement.  The Escrow Agent shall promptly notify the Investor Agent of its receipt of the Shares and Class A Warrants for each Investor.  The Unit Purchase Price, Shares and Class A Warrants are hereafter referred to collectively as, the “Escrow Property”).  The Escrow Agent shall hold the Escrow Property in accordance with the terms and conditions of the Escrow Agreement.  In the event there are any inconsistencies between the terms of the Escrow Agreement as discussed herein and the actual Escrow Agreement, the Escrow Agreement shall govern.  On the date (the “Closing Date”) the Escrow Agent receives joint written instructions from the Company and the Investor Agent directing the manner in which the Escrow Agent shall distribute all or any portion of the Purchase Price, plus any interest earned thereon, and the Shares and Class A Warrants, and provided each of the conditions set forth in Section 6 hereof have been satisfied or waived by the appropriate party or parties, the Escrow Property shall be released to the Investors and the Company, as applicable (each, a “Closing”).  The Closing(s) shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ 07726, or at such other location and on such other date as the Company and the Investors shall mutually agree.

4.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.  The Company’s Subsidiaries are listed on Schedule 4.1 hereto.

4.2           Authorization.  The Company has full power and authority and, except as described in Schedule 4.2, has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities, (iv) the filing of the Amendment, and (v) the effectuation of the Reverse Split.  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

          4.3           Capitalization.  Schedule 4.3 sets forth (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Securities) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company, giving effect to the Reverse Split and the Corrective Issuances (as defined in Section 5.12).  All of the issued and outstanding shares of the Company’s capital stock have been, or will be, duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were, or shall be, issued in full compliance with applicable state and federal securities law and any rights of third parties.  Except as described on Schedule 4.3, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim.  Except as described on Schedule 4.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company.  Except as described on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind.  Except as described on Schedule 4.3, and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.  Except as described on Schedule 4.3 and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

Except as described on Schedule 4.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described on Schedule 4.3, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4           Valid Issuance.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents.  The Class A Warrants have been duly and validly authorized.  Upon the due exercise of the Class A Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors.

The Company has, or will have by the Closing, reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Class A Warrants, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors.

4.5           Consents.  Except as described in Schedule 4.5, (a) the execution, delivery and performance by the Company of the Transaction Documents, (b) the offer, issuance and sale of the Securities, (c) the filing of the Amendment, and (d) the effectuation of the Reverse Split, require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws or any other notices required thereby, all of which the Company undertakes to file within the applicable time periods.  Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Warrant Shares upon due exercise of the Class A Warrants, and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Certificate of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4.6           Delivery of SEC Filings; Business.  The Company has made available to the Investors through the EDGAR system, true and complete copies of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (the “10-KSB”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”).  Except as indicated in the SEC Filings, the SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.  The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.7           Use of Proceeds.  The net proceeds from this Offering will be used primarily for: (a) expenses related to the Offering and the Registration Statement, (b) the purchase of tour boats to be used at the Company’s tourist destinations, (c) expansion of the Company’s tourism operations, (d) advertisements related to the Company’s tourism operations, and (e) general working capital purposes.

4.8           No Material Adverse Change.  Since November 19, 2007, the effect date of the Share Exchange Agreement (the “Share Exchange Agreement”) by and among the Company, Keenway Limited, a company incorporated under the laws of the Cayman Islands and each of the equity owners of Keenway Limited, except as identified and described on Schedule 4.8, or filed with the SEC on reports publicly available at www.sec.gov, there has not been:

(a)           any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Current Report on Form 8-K filed with the SEC on November 26, 2007, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b)           any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(c)           any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(d)           any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(f)           any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(g)           any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(h)           any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(i)           the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(j)           the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(k)           any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9           SEC Filings.

(a)           At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           To the Company’s Knowledge, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act and/or 1934 Act, and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and/or 1934 Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10           No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation, as amended by the Amendment, or the Company’s Bylaws, in effect on the date hereof (true and complete copies of which have been made available to the Investors), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

4.11           Tax Matters.  The Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property.  Except as described on Schedule 4.11, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

                4.12           Title to Properties.  Except as disclosed in Schedule 4.12, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in Schedule 4.12, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13           Certificates, Authorities and Permits.  The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

                                4.14           Labor Matters.

                                (a)           Except as set forth on Schedule 4.14, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations.  The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

                                (b)           (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before any governmental agency or labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company, and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

                                (c)           The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.

                                (d)           Except as disclosed in the SEC Filings or as described on Schedule 4.14, the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 2806(b) of the Internal Revenue Code.

                                (e)           Except as specified in Schedule 4.14, to the Company’s Knowledge, none of the Company’s employees is a Person who is either a United States citizen or a permanent resident entitled to work in the United States.  To the Company’s Knowledge, the Company has no liability for the improper classification by the Company of such employees as independent contractors or leased employees prior to the Closing.

4.15           Intellectual Property.    Except as specified in Schedule 4.15:

(a)           All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable.  No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened.  No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b)           All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c)           The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses.  The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

          (d)           To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party.  There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e)           The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f)           The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information.  Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof, except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.  Except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

4.16           Environmental Matters.  Except as specified in Schedule 4.16, to the Company’s Knowledge, neither the Company nor any Subsidiary (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

       4.17           Litigation.  Except as described on Schedule 4.17, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

4.18           Financial Statements.  The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-QSB under the 1934 Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof or as described on Schedule 4.18, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.19           Insurance Coverage.  Except as set forth on Schedule 4.19, the Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.20           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 4.20.

4.21           No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.22           No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.23           Private Placement.  The offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

                4.24           Questionable Payments.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature; or (f) taken any actions that would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended.

4.25           Transactions with Affiliates.  Except as disclosed in the SEC Filings or as disclosed on Schedule 4.25, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.26           Internal Controls.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-B) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.

The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.  In the event that the Company is notified, either by an Investor, the SEC, or some other party, that the Company is not in compliance with the provisions of the Sarbanes-Oxley act of 2002, the Company shall have ten (10) days (or such amount of time as is reasonably practicable) to cure such non-compliance).

4.27           Disclosures.  Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information.  The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.28           Dilution; Hedging. The Company acknowledges and agrees that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Warrant Shares upon exercise of the Class A Warrants, is absolute regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity securities or equity-linked securities of the Company.  Subject to compliance with applicable securities laws, the Investors may enter into lawful hedging transactions with third parties, which may in turn engage in short sales of the Securities in the course of hedging the position they assume and the Investors may also enter into short positions or other derivative transactions relating to the Securities, or interests in the Securities, and deliver the Securities, or interests in the Securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the Securities, or interests in the Securities, to third parties that in turn may dispose of these Securities.

4.29           No Market Manipulation.  The Company has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

5.           Representations and Warranties of the Investors.  Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1           Organization and Existence.  Such Investor is an individual or a validly existing corporation, limited partnership, or limited liability company and has all requisite individual, corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

                5.2           Authorization.  The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3           Purchase Entirely for Own Account.  The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.  Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience.  Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information.  Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities.  Such Investor acknowledges receipt of copies of the SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, amend or affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6           Restricted Securities.  Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7           Legends.  It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a)           “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the 1933 Act, as amended, (ii) such securities may be sold pursuant to Rule 144(k), or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the 1933 Act, as amended, or qualification under applicable state securities laws.”

                (b)           If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8           Accredited Investor.  Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act for the reasons checked on Schedule 1 hereto.

5.9           No General Solicitation.  Such Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

5.10           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11           Reliance on Exemptions.  Such Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

5.12           Corrective Issuances.  Such Investor acknowledges that, following the filing of the Amendment and the effectiveness of the Reverse Split, the Company is obligated to issue 44,751,046 additional shares of its Common Stock to certain of its stockholders, as further set forth on Schedule 5.12 hereto (the “Corrective Issuances”), in order to arrive at the beneficial ownership amounts anticipated by the Share Exchange Agreement (defined in Section 4.8 above).

5.13           Listing on OTCBB.  The Investors understand and acknowledge that the Company is currently listed on the Over-the-Counter Bulletin Board (OTCBB).  The Investors agree that the Company, in its sole discretion, may apply to be listed on a national exchange such as the AMEX, NYSE or Nasdaq.

6.           Conditions to Closing.

6.1           Conditions to the Investors’ Obligations. The obligation of each Investor to purchase the Shares and the Class A Warrants at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

                (a)           The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date.

(b)           The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c)           The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the Class A Warrants and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

(d)           The Company shall have executed and delivered certificates representing the appropriate number of Shares and the Class A Warrants to the Escrow Agent.

(e)           The Company shall have executed and delivered the Registration Rights Agreement.

(f)           The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)           The Company and the CYHC Shareholder shall have executed and delivered the Make Good Agreement, and the Company, the CYHC Shareholder and the Transfer Agent shall have executed and delivered the Make Good Escrow Agreement.

(h)           The Company and the Majority Stockholders shall have executed and delivered the Lock-Up Agreement.

(i)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(j)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 6.1.

                (k)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(l)           The Investors shall have received an opinion from Anslow & Jaclin, LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(m)           No stop order or suspension of trading shall have been imposed by the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(n)           The Company shall have received not greater than $14,000,000, in the aggregate.

(o)           The Company shall have filed the Amendment.

(p)           The Reverse Split shall have taken effect.

(q)           The Company will have coordinated with Nasdaq to process the change of the Company’s name in the marketplace and will have obtained a new trading symbol on the Over-the-Counter Bulletin Board.

6.2           Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares and the Class A Warrants at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)           The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)           The Investors shall have delivered to the Escrow Agent the Unit Purchase Price for the number of Units to be purchased.

(c)           The Investors shall have executed and delivered the Registration Rights Agreement.

(d)           The Investor Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e)           The Investor Agent and the CYHC Shareholder shall have executed and delivered the Make Good Agreement, and the Investor Agent, the CYHC Shareholder and the Transfer Agent shall have executed and delivered the Make Good Escrow Agreement.

(f)           The Majority Stockholders shall have executed and delivered the Lock-Up Agreement.

(g)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(h)           The Company shall have received not greater than $14,000,000, in the aggregate.

6.3           Termination of Obligations to Effect Closing; Effects.

(a)           The outstanding obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i)           Upon the mutual written consent of the Company and the Investors;

(ii)           By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)           By an Investor (with respect to itself only), if such Investor reasonably determines that any condition set forth in Section 6.1 has become incapable of fulfillment, and such Investor does not waive such condition; or

(iv)           By either the Company, or any Investor (with respect to itself only), only upon written notice of its intent to terminate the transaction, if the Closing has not occurred on or prior to March 31, 2008;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

                (b)           In the event of termination by any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall forthwith be given to the other Investors and the other Investors shall have the right to terminate their obligations to effect such Closing upon written notice to the Company and the other Investors.  Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.           Covenants and Agreements of the Company.

7.1           Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Class A Warrants, such number of shares of Common Stock as shall be required to issue the Warrant Shares.

7.2           Reports.  If the information is not already publicly disclosed in the Company’s public filings available on the SEC’s website, the Company will furnish to the Investors and/or their assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investors and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.3           No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.4           Insurance.  The Company shall not materially reduce the insurance coverages described in Section 4.19.

7.5           Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6           Listing of Underlying Shares and Related Matters.  If the Company applies to have its Common Stock or other securities traded on any stock exchange or market, it shall include in such application the Shares and the Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed.  Thereafter, the Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on such exchange or market and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such exchange or market, as applicable.

                7.7           Offering Restrictions.  Until two (2) years after the final Closing Date pursuant to this Agreement, the Company will not issue any security, with the exception of Excepted Issuances (defined in Section 7.11 below), with a variable purchase price, conversion price or exercise price without the prior written consent of the Investors, which consent may be withheld for any reason.
7.8           Investor Relations Firm.  The Company will engage a reputable investor relations firm within six months following the final Closing Date and will maintain such investor relations firm under a pre-determined monthly budgeted payment amount.  The proposed investor relations firm will be subject to the approval of the Investors, which approval may be unreasonably withheld.

7.9           Chief Financial Officer.  The Company will hire and maintain an English-speaking Chief Financial Officer within six (6) months following the final Closing Date.  The candidate for Chief Financial Officer will be subject to the approval of the Investors, which approval may not be unreasonably withheld.

7.10           Removal of Legends.  Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) Rule 144(k) becoming available the Company shall (A) deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by the Investor that Rule 144(k) applies to the shares of Common Stock represented thereby or (2) a statement by the Investor that such Investor has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act.  From and after the earlier of such dates, upon an Investor’s written request, the Company shall promptly cause certificates evidencing the Investor’s Securities to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Class A Warrants shall not bear such restrictive legends provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Warrant Shares, as applicable.  When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Investor within three (3) Business Days of submission by that Investor of legended certificate(s) to the Transfer Agent as provided above (or to the Company, in the case of the Class A Warrants), the Company shall be liable to the Investor for liquidated damages in an amount equal to 1.5% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day that the unlegended certificates have not been so delivered.

          7.11           Right of First Refusal.  Until twelve (12) months after the effective date of the Registration Statement, the Investors shall be given not less than ten (10) business days prior written notice of any proposed sale by the Company of its common stock or other securities or debt obligations, except (i) securities issued or issuable to officers, directors, or full-time employees of the Company pursuant to stock grants, stock purchases and/or stock option plans or any other stock incentive program, agreement, or arrangement approved by all of the disinterested members of the Company’s Board of Directors, (ii) securities issued as full or partial consideration in connection with a strategic merger, consolidation, or purchase of substantially all of the securities or assets of another corporation or entity, (iii) securities issued in connection with bank financing or equipment leasing transactions, (iv) shares of Common Stock issued upon exercise of the Class A Warrants or pursuant to the provisions of this Section 7.11, and (v) as has been described in the SEC Filings filed with the SEC or delivered to the Investors prior to the Closing Date (collectively the foregoing are “Excepted Issuances”).  With respect to each additional issuance, other than Excepted Issuances, the Investors shall have the right during the twenty (20) business days following receipt of the notice to purchase, on a Pro Rata Basis (as defined below), all or any portion of such amount of offered common stock, debt or other securities (the “Offered Securities”), in accordance with the terms and conditions set forth in the notice of sale. For the purpose of this Section 7.11, “Pro Rata Basis” means such portion of the Offered Securities equal to the product of (i) the number of Offered Securities and (ii) the quotient of (x) the number of Units acquired by such Investor in this Offering and (y) the number of Units acquired by all Investors in this Offering.  In the event such terms and conditions are modified during the notice period, the Investors shall be given prompt notice of such modification and shall have the right during the twenty (20) business days following the notice of modification to exercise their rights under this Section 7.11.

7.12           Right of Minimum Investment Amount. Pope shall be entitled to receive an allocation of up to $10,000,000 of the Units sold in the Offering and shall have the right to allocate an additional $2,000,000 of the Units to an Investor or Investors of its designation.

7.13           Adjustments Upon Certain Events.

(a)           For the purposes of this Section 7.13, the following words and terms shall have the following meanings:

“Approved Stock Plan”  means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director, consultant or advisor for services provided to the Company.

“Excluded Securities”  means, (i) securities issued in connection with additional equity financings, provided the purchase price, conversion price and/or exercise price of such securities is greater than or equal to the Unit Purchase Price: (ii) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity of which value equals or exceed $5,000,000 (iii) securities issued to non-affiliated parties in connection with services rendered or to be rendered to the Company, not to exceed 2% of the Company’s total outstanding and (iv) options to purchase shares of Common Stock, provided (A) such options are issued pursuant to the Approved Stock Plan and (B) the aggregate number of shares of Common Stock issuable upon exercise of the options shall not exceed 5% of the Company’s total issued and outstanding shares of Common Stock as at the time of issuance.

“Other Securities” means (i) those options and warrants of the Company issued prior to, and outstanding on, the Closing Date, (ii) the shares of Common Stock issuable on exercise of such options and warrants, provided such options and warrants are not amended after the Closing Date, (iii) the shares of Common Stock issuable upon exercise of the Class A Warrants, and (iv) the Escrow Shares, as such term is defined in the Make Good Agreement executed concurrently herewith.

(b)           Adjustment to the Number of Shares.  If and whenever, within twelve (12) months of the date of this Agreement, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock, or securities convertible into or exercisable for shares of Common Stock, or modifies any of the foregoing which may be outstanding (other than (a) Excluded Securities, and (b) shares of Common Stock which are issued or deemed to have been issued by the Company in connection with an Approved Stock Plan or upon exercise or conversion of the Other Securities) to any person or entity at a price per share, or conversion or exercise price per share less than the Unit Purchase Price, then the Company shall issue, for each such occasion additional shares of its Common Stock to the Investor in such number so that the average per share purchase price of the shares of Common Stock purchased by the Investor hereunder shall automatically be reduced to such other lower price per share (in each case, the “Additional Shares”). The delivery to the Investor of the Additional Shares shall be not later than the closing date of the transaction giving rise to the requirement for the Company to issue such Additional Shares. The Investor is hereby granted the registration rights described in the Registration Rights Agreement in relation to such Additional Shares. For the purposes of the issuances and adjustments described in this Section 7.13(b), the issuance of any security of the Company, or of any warrant, right or option to purchase Common Stock, shall result in the issuance of Additional Shares of Common Stock upon the issuance of such convertible security, warrant, right or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Unit Purchase Price.

8.           Survival and Indemnification.

8.1           Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2           Indemnification.  The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3           Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9.           Miscellaneous.

9.1           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investors, after notice duly given by such Investor to the Company provided, that no such assignment or obligation shall affect the obligations of such Investor hereunder.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                                9.2           Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

China Yida Holding, Co.
RM 1302-3 13/F, Crocodile House II
55 Connaught Road Central
Hong Kong
Attn: Chen Minhua, Chief Executive Officer
Fax: + 86 591 28308388

With a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attn: Eric Stein, Esq.
Fax: (732) 577-1188

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5           Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith; provided, however, that, at the Closing, the Company shall either reimburse the Investor Agent for out-of-pocket attorneys’ fees, and/or pay the Investor Agent’s legal fees directly, in an aggregate of up to $20,000.

In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.  Notwithstanding the foregoing, no consideration shall be offered or paid by the Company to any Investor to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the holders of the Shares and/or Class A Warrants.

9.7           Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

9.8           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9           Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

                9.11           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12           Independent Nature of Investors' Obligations and Rights.  The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor.  Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

[The remainder of this page is left blank intentionally. Signature pages follow]

    IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

CHINA YIDA HOLDING, CO.

By:   /s/  Chen Minhua
Name:  Chen Minhua
Title:    Chairman and Chief Executive Officer